EXHIBIT 23.3
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 1997, included in the Current Report on Form 8-K of New England Business Service, Inc. dated January 7, 1998 and to all references to our Firm included in this Registration Statement.




/s/ Arthur Andersen LLP
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Philadelphia, PA
June 24, 1998